EXHIBIT 11


PEOPLES BANCORP INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


                        			   Three Months                   Six Months
                      			    Ended June 30,                Ended June 30,
                         -----------------------      -----------------------
                    		      1995         1994            1995         1994
                         ----------   ----------      ----------   ----------
PRIMARY EARNINGS PER SHARE

EARNINGS:
Net income               $1,534,000   $1,312,000      $3,020,000   $2,618,000

COMMON SHARES OUTSTANDING:
Weighted average common
  shares outstanding      2,887,201    2,898,371       2,891,727    2,900,818
Add:  Adjustment for
  outstanding stock
  options                    10,461        9,348          10,570        7,764
                         ----------   ----------      ----------   ----------
     Subtotal             2,897,662    2,907,719       2,902,297    2,908,582



PRIMARY EARNINGS PER SHARE    $0.53        $0.45           $1.04        $0.90
                              =====        =====           =====        =====


FULLY DILUTED EARNINGS PER SHARE

EARNINGS:
Net income               $1,534,000   $1,312,000      $3,020,000   $2,618,000

COMMON SHARES OUTSTANDING:
Weighted average common
  shares outstanding      2,887,201    2,898,371       2,891,727    2,900,818
Add:  Adjustment for
  outstanding stock
  options                    10,461       10,383          10,570       10,338
                         ----------   ----------      ----------   ----------
     Subtotal             2,897,662    2,908,754       2,902,297    2,911,156


FULLY DILUTED EARNINGS
    PER SHARE                 $0.53        $0.45           $1.04        $0.90